Exhibit 10.3
EXECUTION VERSION

OPENDOOR LABS INC.
410 N. Scottsdale Road Suite 1000
Tempe, AZ 85288
September 10, 2025
Kaz Nejatian
VIA EMAIL
Dear Kaz:
Opendoor Labs Inc., a Delaware corporation (the “Employer”), is pleased to offer you employment on the terms described in this letter agreement (this “Agreement”). Your employment will commence as soon as reasonably practicable following the date of this Agreement, but in no event later than October 7, 2025 (the “Start Date”).
1.Employment; Board Service. During your employment with the Employer, you will serve as the Chief Executive Officer of the Employer’s parent company, Opendoor Technologies Inc. (the “Company”). As Chief Executive Officer of the Company, you will be responsible for performing such duties as are customarily associated with such position, and such other responsibilities consistent with your title, as may be assigned to you by the Board of Directors of the Company (the “Board”), to whom you will report. Upon your Start Date, you will be appointed to serve as a member of the Board. In the event you are no longer Chief Executive Officer of the Company, you shall and hereby do resign your position as a member of the Board, effective as of the date you are no longer Chief Executive Officer of the Company. During your employment with the Employer, you will devote your reasonable best efforts and substantially all of your business time and attention to the business of the Company and its subsidiaries, including the Employer (the “Company Group”), except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company Group’s general employment policies.
2.Work Location and Residence. You will primarily work from one or more of the Company Group’s offices (which, for twelve (12) months following the Start Date, shall include your home office located in the Bahamas), as selected by you in your reasonable discretion. You agree to obtain all necessary work authorization to permit you to lawfully work in the United States and to relocate your permanent residence to the United States within twelve (12) months following the Start Date.
3.Salary. Your annual base salary will be one dollar ($1). As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation.
4.Make-Whole Awards. Subject to your delivery to the Company of reasonable documentation evidencing the amount of incentive compensation forfeited by you as a result of your termination of employment with your current employer that would have vested prior to December 31, 2025 had you remained employed with your current employer (the “Forfeited Compensation”), the Company will grant you the awards in the amounts set forth below (the “Make-Whole Awards”). If, based on the documentation produced by you, the Forfeited Compensation is less than the aggregate value of the Make-Whole Awards set forth below, then the value of the Make-Whole Awards will instead equal the amount of the Forfeited Compensation and the value of each Make-Whole Award will equal fifty percent (50%) of the Forfeited Compensation.
(a)Cash Make-Whole Award. You will be paid a cash lump amount of $15,000,000 (the “Cash Make-Whole Award”), subject to applicable tax withholdings, on the first regularly scheduled payroll date following the date that is nine (9) months after the Start Date, subject to your continued employment with the Employer through such date. Notwithstanding the foregoing, in the event that your employment with the Employer is terminated (i) by you for Good Reason (as defined below), (ii) by the Employer other than for Cause (as defined below), (iii) due to your death, or (iv) due to your Disability (clauses (i)-(iv), a “Qualifying Termination”) then the Cash Make-Whole Amount will, subject to your satisfaction of the Release Requirement (as defined below), vest in full on your Qualifying Termination and be paid to you no later than the second regularly scheduled payroll date following the Qualifying Termination.
(b)RSU Make-Whole Award. The Company will grant you an award of restricted stock units in respect of shares of Company common stock (“RSUs”) with an aggregate grant date fair value equal to $15,000,000 (the “RSU Make-Whole Award”) pursuant to the Nasdaq “inducement award” exception under Nasdaq Listing Rule 5635(c)(4), effective as of the Start Date. The number of RSUs will be determined by dividing such grant value by the closing price of the Company’s common stock on the date of grant and rounding up to the nearest whole number. The RSU Make-Whole Award will vest in full on the date that is nine months after the Start Date, subject to your continued employment with the Employer through such date. Notwithstanding the foregoing, subject to your satisfaction of the Release Requirement, the RSU Make-Whole Award will vest in full upon your Qualifying Termination after the Grant Date. Except as expressly provided herein, the Make-Whole RSU Award will be subject to the terms of the form of grant notice and award agreement attached hereto as Attachment A.
5.Benefits. You will be eligible to participate in the Company’s standard benefit programs, subject to the terms and conditions of such plans, to the same extent as other executive officers of the Company. The Company may, from time to time, change these benefits in its discretion. Additional information regarding these benefits is available for your review upon request.
6.Equity. The sign-on equity awards described in this paragraph 6, together with the RSU Make-Whole Award, are intended to be your exclusive long-term incentive compensation from the Company Group during the performance and vesting periods covered by such awards.
(a)First Sign-On PSU Award. The Company will grant you an award of performance-based RSUs with a stock price performance gate covering 40,886,344 shares of the Company’s common stock (the “First Sign-On PSU Award”) pursuant to the Nasdaq “inducement award” exception under Nasdaq Listing Rule 5635(c)(4), effective as of the Start Date. The First Sign-On PSU Award will be granted pursuant to the form of grant notice and award agreement attached to this Agreement as Attachment B (the “First Sign-On PSU Award Agreement”) and will be subject to all terms and conditions set forth in the First Sign-On PSU Award Agreement.
(b)Second Sign-On PSU Award. The Company will grant you an award of performance-based RSUs covering 40,886,344 shares of the Company’s common stock (the

“Second Sign-On PSU Award”) pursuant to the Nasdaq “inducement award” exception under Nasdaq Listing Rule 5635(c)(4), effective as of the Start Date. The Second Sign-On PRSUs will be granted pursuant to the form of grant notice and award agreement attached to this Agreement as Attachment C (the “Second Sign-On PSU Award Agreement”) and will be subject to all terms and conditions set forth in the Second Sign-On PSU Award Agreement.
7.Certain Defined Terms. For purposes of this Agreement:
(a)“Cause” means: (i) your commission of any act that constitutes a felony or any crime involving dishonesty or moral turpitude, (ii) your engaging in any act of fraud or embezzlement, whether or not related to the business of the Company Group, or any other act of material dishonesty against the Company Group, (iii) any material breach by you of this Agreement, the Confidentiality Agreement or similar agreement or of any material written policy of the Company Group and, if curable, your failure to cure such breach within thirty (30) days after receiving written notice thereof from the Board specifying the nature of such breach with reasonable specificity; (iv) your willful and continued failure to substantially perform your duties to the Company Group (other than any such failure resulting from your incapacity due to physical or mental illness), after written demand for substantial performance is delivered by the Board that identifies with reasonable specificity the manner in which the Employer believes that you have not substantially performed your duties, which is not cured within thirty (30) days after notice of such failure has been given to the Participant by the Board; (v) the willful engaging by you in misconduct or gross neglect (including any conduct that is in violation of the written employee workplace policies of the Company Group) that is materially injurious to the Company Group, monetarily, in reputation or otherwise; or (vi) any other intentional act causing material damage to the Company Group’s business, property or reputation; provided, however, that any written notice of breach or written demand for performance described in clauses (iii) or (iv) must be delivered to you no later than thirty (30) days after the Board’s initial knowledge of the conduct believed to constitute Cause, in order for such conduct to constitute Cause.
(b)“Disability” shall have the meaning set forth in the Company’s long-term disability plan, as in effect from time to time (or, if no such plan is then in effect, as such term was most recently defined therein).
(c)“Good Reason” means: (i) a material diminution in your positions, responsibilities or authorities imposed by the Employer or the Company; or (ii) a material breach by the Employer or the Company of the terms of this Agreement or any other material agreement between you and any member of the Company Group. Notwithstanding the foregoing, Good Reason shall not exist unless, within thirty (30) days after your initial knowledge of the occurrence of a circumstance that you believe in good faith to constitute Good Reason, you deliver written notice to the Board setting forth with specificity such circumstance that you believe in good faith constitutes Good Reason, the Company or the Employer shall have failed to cure any claimed event of Good Reason (if capable of cure) within thirty (30) days after receipt of such notice, and you must actually terminate your employment no later than 30 days following the expiration of the Company’s cure period.
(d)“Release Requirement” means the requirement that you execute and deliver (without revoking) to the Employer or the Company a release of claims in favor of the Company Group on the Company Group’s standard form of release of claims for executives (which shall not include additional restrictive covenants and shall not require release of your rights to indemnification and insurance coverage as a director and officer of the Company

Group, your rights to vested benefits under any employee benefit plan or equity award or any other vested and non-forfeitable rights under this Agreement or any other written agreement with any member of the Company Group) (the “Release”) on or after the date of your Qualifying Termination and on or before the 21st day following the date on which the Company delivers the Release to you, which will be within two (2) days following your Qualifying Termination.
8.Expenses. You will be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are reasonably incurred by you in furtherance of the Company Group’s business, with appropriate documentation and in accordance with the Company Group’s standard policies, provided that your reimbursement for business travel will be limited to $1,000,000 per year. For the avoidance of doubt, you will not be reimbursed for personal travel, including expenses for commuting from your personal residence outside the United States to or from a Company Group office in the United States. The Employer will also reimburse you up to $50,000 for your attorneys’ fees incurred in connection with the negotiation and implementation of this Agreement, promptly upon submission of appropriate supporting documentation.
9.Compliance with Confidentiality Information Agreement and Company Policies. As a condition of employment, you agree to sign and comply with the Confidential Information and Inventions Assignment Agreement (the “Confidentiality Agreement”) attached hereto as Attachment D. In addition, you are required to abide by the Company Group’s policies and procedures (including but not limited to the Company Group’s employee handbook), as adopted or modified from time to time within the Company Group’s discretion, and acknowledge in writing that you have read and will comply with such policies and procedures (and provide additional such acknowledgements as such policies and procedures may be modified from time to time); provided, however, that in the event the terms of this Agreement differ from or are in conflict with the Company Group’s general employment policies or practices, this Agreement shall control.
Nothing in this Agreement or the Confidentiality Agreement shall prevent you from (i) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company, (ii) exercising any rights you may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (iii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Employee has reason to believe is unlawful. In addition, you acknowledge receipt of the following notice of immunity rights under the U.S. Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.”
10.Protection of Third-Party Information. By signing this Agreement, you are representing that you have full authority to accept this position and perform the duties of the position commencing on the Start Date without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company on and after the Start Date. In addition, you agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.
11.Employment Relationship. Your employment with the Employer is for no specific period of time. Your employment with the Employer is “at will,” meaning that either you or the Employer may terminate your employment at any time and for any reason, with or without Cause and with or without advance notice. Any contrary representations which may have been made to you are superseded by this offer. This Agreement, including the Attachments hereto, is the full and complete agreement between you and the Company Group regarding your employment. The “at will” nature of your employment may only be changed in an express written agreement signed by you and the Board. You will not be entitled to any severance or termination benefits from the Company Group, other than as expressly set forth in this Agreement or its Attachments.
12.Outside Activities. During your employment by the Employer, except on behalf of the Company Group, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company Group (or is planning or preparing to compete with the Company Group), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company Group; provided, however, that you may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (but without participating in the activities of such enterprise) and you may passively invest in hedge funds, mutual funds, private equity funds and similar funds. Nothing in this Agreement shall prohibit or restrict you from managing your personal investments in companies (and serving on their boards) that are not competitive with the Company Group or engaging in civic, charitable, religious or political activities, sitting on a non-profit, professional, or industry boards, or conducting personal speaking or educational engagements, in each case provided such endeavors do not materially interfere with your obligations under this Agreement. In addition, in the event that you wish to undertake any substantial business activity outside the scope of your employment by the Employer, which activity you believe entails no conflict with the Company Group’s business, you agree to inform the Board of your intentions prior to the initiation of such outside business activity, and you furthermore agree to abide by the Board’s decision, which shall be rendered in good faith, as to whether or not there is such a conflict. If, in the Board’s sole determination, such a conflict exists or is likely to develop, you agree not to undertake such outside business activity.

13.Miscellaneous.
(a)Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state of California, without giving effect to principles of conflicts of law.
(b)Entire Agreement. You acknowledge and agree that as of your execution of this Agreement, your sole entitlement to any compensation or benefits from the Company Group will be as set forth in this Agreement. This Agreement, including the Attachments hereto, set forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between you and the Company Group relating to the subject matter hereof.
(c)Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Facsimile and electronic image signatures (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) will be deemed an original and valid signature.
(d)Successors and Assigns. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Employer and the Company, and inure to the benefit of both you and the Employer and the Company, their heirs, successors and assigns, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder, without the written consent of the Employer.
(e)Severability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.
(f)Amendment or Waiver. No provision of this Agreement may be amended unless such amendment is expressly set forth in a writing that is signed by you and an authorized representative of the Company and the Employer. Any waiver of a breach of this Agreement, or rights hereunder, shall not be effective unless expressly made in a writing that is signed by the party against whom it is sought to be enforced, and shall not be deemed to be a waiver of any successive breach or rights hereunder.
(g)Withholding. All amounts payable to you will be subject to appropriate payroll deductions and withholdings.
(h)Electronic Delivery. The Employer or the Company may, in its sole discretion, decide to deliver any documents or notices related to this Agreement, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to: (i) conduct business electronically; (ii) receive such documents and notices by such electronic delivery; and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company Group or a third party designated by the Employer or the Company.
(i)Arbitration. You agree that any and all disputes relating to or regarding your employment, including disputes regarding compensation and any and all other conflicts, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16 (“FAA”), or if inapplicable, the California Arbitration Act, to the fullest extent permitted by law, by final and binding arbitration. You further agree that such disputes shall be resolved on an individual basis only, and not on a class, collective or representative basis on behalf of other employees (“Class Waiver”), to the extent permitted by applicable law. Any claim that all or part of the Class Waiver is invalid, unenforceable, unconscionable, void or voidable may be determined only by a court. In no case may class, collective or representative claims proceed in arbitration. Notwithstanding the foregoing, this paragraph shall not apply to an action or claim brought in court that cannot be subject to mandatory arbitration as a matter of law, including without limitation, claims alleging sexual harassment or a nonconsensual sexual action or sexual contact, to the extent any such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the FAA or otherwise invalid (the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You and the Company agree to bring any dispute in arbitration before a single neutral arbitrator with JAMS, Inc. or its successor (“JAMS”), in San Francisco, California or in the county of your residence if it is not in the San Francisco Bay Area at the time of the commencement of an arbitration proceeding, pursuant to the JAMS Employment Rules & Procedures (which can currently be reviewed at http://www.jamsadr.com/rules-employment-arbitration/ and will be provided to you upon request). You on the one hand, and the Company on the other, waive any rights to a jury trial or a bench trial in connection with the resolution of any dispute under this Agreement or your employment (although both parties may seek interim emergency relief from a court to prevent irreparable harm pending the conclusion of any arbitration). The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. You and the Company shall equally share all JAMS’ arbitration fees, or such fees shall be paid in such other manner to the extent required by, and in accordance with, applicable law to effectuate your and the Company’s agreement to arbitrate; provided, however, if you reside in California, the Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were filed in Superior Court. To the extent JAMS does not collect or you otherwise do not pay to JAMS an equal share of all JAMS’ arbitration fees for any reason, and the Company pays JAMS your share, you acknowledge and agree that the Company shall be entitled to recover from you half of the JAMS arbitration fees invoiced to the parties (less any amounts you paid to JAMS) in a federal or state court of competent jurisdiction. Each party is responsible for its own attorneys’ fees, except as expressly set forth in your Confidentiality Agreement. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. This paragraph shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004, as amended. Arbitration is not a mandatory condition of your employment. If you wish to opt out of this arbitration agreement, you must notify the Company in writing by sending an email to hr@opendoor.com stating your intent to opt out within 30 days of signing this Agreement.
(j)Indemnification. Concurrently with entering into this Agreement, you and the Company are entering into the indemnification agreement attached hereto as Attachment E.
(k)Company and Employer Representations. The Company and Employer each represent and warrant that (i) it is fully authorized by action of the Board to enter into this Agreement and perform its obligations under this Agreement, (ii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgement or decree or any agreement, arrangement, plan or corporate governance document to which it is a party or by which it is bound, and (iii) upon the execution and delivery of this Agreement by the parties, this Agreement shall be its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors rights generally.
[Signature Page Follows.]

To indicate your acceptance of the Employer’s offer of employment, please sign and date this Agreement, the enclosed Confidentiality Agreement, and the enclosed Indemnification Agreement in the space provided for your signature and return them to me within two business days of the date of this letter.
Very truly yours,
OPENDOOR LABS INC.
By:    /s/ Sydney Schaub
Name: Sydney Schaub
Title: Chief Legal Officer
OPENDOOR TECHNOLOGIES INC.
By:    /s/ Eric Feder
Name: Eric Feder
Title: Lead Independent Director

ACCEPTED AND AGREED:
/s/ Kaz Nejatian
Kaz Nejatian

Attachment A: Make-Whole RSU Award Agreement
Attachment B: First Sign-On PSU Award Agreement
Attachment C: Second Sign-On PSU Award Agreement
Attachment D: Confidentiality Agreement
Attachment E: Indemnification Agreement

[Signature Page to Offer Letter]

EXECUTION VERSION
Attachment A

OPENDOOR TECHNOLOGIES INC. RESTRICTED STOCK UNIT GRANT NOTICE

Opendoor Technologies Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the Restricted Stock Units (the “RSUs”) described in this Restricted Stock Unit Grant Notice (this “Grant Notice”), subject to the terms and conditions of the Opendoor Technologies Inc. 2022 Inducement Award Plan (as amended from time to time, the “Plan”) and the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.
Participant: Kaz Nejatian

Grant Date: September 15, 2025

Number of RSUs: 1,580,611

Vesting Commencement Date: September 15, 2025

Vesting Schedule: 100% of the RSUs to vest on [date that is 9 months following Grant Date].
By accepting (whether in writing, electronically or otherwise) the RSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan, and the Agreement. Participant has read and understands that the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement.

NOTE: RSUs will be cancelled and forfeited on your Termination Date except as set forth in the Agreement; you will not be entitled to compensation or damages pursuant to contract, common law or civil law in respect of any such cancellation and forfeiture.

OPENDOOR TECHNOLOGIES INC.    PARTICIPANT

By:	/s/ Eric Feder	/s/ Kaz Nejatian
Name:	Eric Feder	Kaz Nejatian
Title:	Lead Independent Director

A-1

Exhibit A to Attachment A

OPENDOOR TECHNOLOGIES INC. RESTRICTED STOCK UNIT AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.
Article 1
GENERAL
1.1Award of RSUs. The Company has granted the RSUs to Participant effective as of the Grant Date set forth in the Grant Notice. Each RSU represents the right to receive one Share as set forth in this Agreement. Participant will have no right to be issued any Shares until the time (if ever) the RSUs have vested.
1.2Incorporation of Terms of the Plan. The RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any conflict between the Plan and this Agreement, the terms of this Agreement will control. Notwithstanding the foregoing, no action by the Administrator or the Company that is permitted under Articles 8.2(e) or 8.2(f) of the Plan shall have an adverse effect on the economic value of the RSUs, as determined by the Administrator in its reasonable discretion, without the express written consent of the Participant. The RSUs are being granted pursuant to the Nasdaq “inducement award” exception under Nasdaq Listing Rule 5635(c)(4) and all terms and conditions of these RSUs shall be interpreted and applied consistently with such rule.
1.3Unsecured Promise. The RSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
1.4Definitions. Capitalized terms listed in this Article 1.3 shall have the meanings set forth below. Capitalized terms otherwise used but not defined herein shall have the same meanings as in the Plan.
(a)“Offer Letter” shall mean that certain letter agreement between Participant, the Company and Opendoor Labs Inc., dated as of September 10, 2025.
(b)“Qualifying Termination” has the meaning set forth in the Offer Letter.

(c)“Termination Date” shall mean the date the last day of Participant’s employment with the Company or Subsidiary, as determined in accordance with the Offer Letter, provided that in the case of termination of employment by resignation by Participant, such date shall not be earlier than the date notice of resignation was given; or in the event that Participant’s death or Disability occurs prior to such date, the date of Participant’s death or Disability.
Article 2
VESTING; FORFEITURE AND SETTLEMENT
2.1Vesting; Forfeiture.
(a)Subject to the terms and conditions of this Agreement, the RSUs will vest according to the vesting schedule in the Grant Notice except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated.
(b)In the event Participant experiences a Termination of Service, then all unvested RSUs will immediately and automatically be cancelled and forfeited on the Termination Date (as defined below), except as otherwise set forth below in Article 2.1(d) hereof or as determined by the Administrator or expressly provided in a binding written agreement between Participant and the Company, and Participant will not be entitled to any damages or other amounts in respect of such cancellation and forfeiture of RSUs in connection with Participant’s Termination of Service.
(c)Notwithstanding the terms of the Plan, Participant’s Termination of Service is deemed to occur on the Termination Date for the purposes of this Agreement.
(d)In the event of Participant’s Qualifying Termination, then the RSUs, to the extent unvested, shall immediately vest as of the Termination Date and be settled, subject to Participant’s timely execution and nonrevocation of a release of claims in favor of the Company in accordance with the terms of Article 2.2 hereto.
2.2Settlement.
(a)The RSUs will be paid in newly-issued Shares as soon as administratively practicable after the vesting of the applicable RSU, but in no event later than the March 15 of the year following the year in which the RSUs’ vesting date occurs. Notwithstanding Article 9.9 of the Plan, no portion of the RSUs will be settled in cash without Participant’s consent.
(b)Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate the Applicable Laws until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided that the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.
Article 3
TAXATION AND TAX WITHHOLDING
3.1Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this award of RSUs and the
Ex. A A-2

transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
3.2Tax Withholding.
(a)Participant may pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s RSUs. If Participant does not pay the Company such taxes, then following consultation between Participant and the Company and subject to any requirements or limitations under Applicable Law, the Company shall and Participant hereby authorizes and consents to the Company, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to the RSUs by one of the following methods, notwithstanding anything to the contrary in Article 9.5 of the Plan:
(i)by surrendering to the Company for cancellation RSUs with respect to that number of Shares with a Fair Market Value to the applicable tax withholding obligations; or
(ii)if there is a public market for Shares at the time the tax obligations are satisfied, delivery by the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to sell shares issued in respect of the RSUs in an amount necessary to satisfy the applicable tax withholding obligations and deliver promptly to the Company funds sufficient to satisfy the tax withholding; provided that such amount is paid to the Company as soon as practicable; or
(iii)a combination of the payment forms described in clauses (i)-(ii) of this Article 3.2(a).
(b)Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the RSUs. Neither the Company nor any Subsidiary makes any representation regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the subsequent sale of Shares. The Company and its Subsidiaries do not commit and are under no obligation to structure the RSUs to reduce or eliminate Participant’s tax liability.
Article 4
OTHER PROVISIONS
4.1Adjustments. Participant acknowledges that the RSUs, and the Shares subject to the RSUs, are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
4.2Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and
Ex. A A-3

addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or a regularly maintained branch post office, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
4.3Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
4.4Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
4.5Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, provided that any such assignee is the successor to all or substantially all of the business and assets of the Company and expressly assumes the liabilities and obligations of the Company under this Agreement, and this Agreement will inure to the benefit of the successors and permitted assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and permitted assigns of the parties hereto.
4.6Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
4.7Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. Participant agrees and acknowledges that Participant has received and read a copy of the Plan.
4.8Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
4.9Limitation on Participant’s Rights. The participation of any Participant in the Plan is entirely voluntary and participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying
Ex. A A-4

program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the RSUs, as and when settled pursuant to the terms of this Agreement.
4.10Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
4.11Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.
4.12Special Provisions for Bahamas. Notwithstanding any other provision of this Agreement or the Plan to the contrary:
(a)Participant acknowledges that the grant, vesting, and settlement of the RSUs may be subject to the securities laws of The Bahamas, including the Securities Industry Act, 2024 and any successor legislation. The Company shall cooperate in good faith to facilitate any required filings, exemptions, or disclosures with the Securities Commission of The Bahamas.
(b)Participant understands that, as a resident of The Bahamas, holding or receiving foreign securities or related proceeds may require prior approval under the Exchange Control Regulations Act. Participant agrees to seek any necessary approvals, and the Company shall provide reasonable assistance in connection with such applications, including documentation of the award terms and valuation.
(c)The Company makes no representations regarding the tax treatment of the RSUs under Bahamian law. Participant is solely responsible for complying with any applicable tax reporting or payment obligations arising from the grant, vesting, or settlement of the RSUs.
(d)To the extent required by the laws of The Bahamas, this Agreement shall be interpreted in a manner consistent with such laws, provided that no provision herein shall be deemed to create an employment relationship under Bahamian law.
[Signature Page Follows.]

Ex. A A-5

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement.
                    OPENDOOR TECHNOLOGIES INC.

                    By: __ /s/ Eric Feder________________
                    Name: Eric Feder
                    Title: Lead Independent Director

                    Participant

                    By: ___/s/ Kaz Nejatian______________
                    Name: Kaz Nejatian
[Signature Page to RSU Award Agreement]